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                                                                    Exhibit 99.1


NYSE Suspends Trading in UniCapital Corporation
Moves to Remove from the list



NEW YORK, November 22, 2000 -- The New York Stock Exchange announced today that it determined that the common stock of UniCapital Corporation (the "Company") -- ticker symbol UCP -- should be suspended immediately. The Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange (the "Committee"). Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE staff's decision.

The Exchange's action is being taken due to the abnormally low selling price of the Company's common stock. The share price closed at approximately $0.04 on November 21, 2000.

In addition, the Company is below the NYSE's continued listing criteria relating to: average global market capitalization over a consecutive 30 trading-day period less than $15 million; and minimum share price of $1 over a 30 trading-day period.

The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

For further information contact:
Investor Relations
UniCapital Corporation
(305) 899-5000